   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998
                                                      REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                         PARAVANT COMPUTER SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


             FLORIDA                                      59-2209179
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


                            1615A WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32901
                                 (407) 727-3672
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               RICHARD P. McNEIGHT
                      PRESIDENT AND CHIEF OPERATING OFFICER
                         PARAVANT COMPUTER SYSTEMS, INC.
                            1615A WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32901
                                 (407) 727-3672
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                    Copy to:
                            James Martin Kaplan, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 885-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                  CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         OFFERING         AGGREGATE OFFERING             AMOUNT OF
        TO BE REGISTERED                  REGISTERED(1)     PRICE PER UNIT(2)         PRICE(2)              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
     Common Stock, par value
         $.015 per share                     480,000             $1.25                $600,000                   $177.00
=================================================================================================================================

(1) The shares of Common Stock being registered hereunder are issuable upon exercise by the Selling Stockholders of certain warrants ("Bridge Warrants") held by them. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments in accordance with the antidilution provisions of the Bridge Warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Act"), based on the average of the high and low prices of the Common Stock on September 23, 1998, which was $1.25.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         PARAVANT COMPUTER SYSTEMS, INC.
                              CROSS REFERENCE SHEET

ITEM
NUMBER     ITEM                                                             HEADING IN PROSPECTUS
------     ----                                                             ---------------------
           1.       Forepart of the Registration Statement and Outside
                    Front Cover Page of Prospectus                          Front Cover Page

           2.       Inside Front and Outside Back Cover Pages
                    of Prospectus.....................................      Table of Contents; Available Information; Documents
                                                                            Incorporated by Reference

           3.       Summary Information, Risk Factors and Ratio of
                    Earnings to Fixed Charges.........................      Prospectus Summary; Risk Factors

           4.       Use of Proceeds...................................      Use of Proceeds

           5.       Determination of Offering Price                         *

           6.       Dilution..........................................      *

           7.       Selling Security Holders..........................      Selling Securityholders and Plan of Distribution

           8.       Plan of Distribution..............................      Selling Securityholders and Plan of Distribution

           9.       Description of Securities to be Registered........      Documents Incorporated by Reference

           10.      Interests of Named Experts and Counsel............      Experts; Legal Matters

           11.      Material Changes..................................      Not applicable

           12.      Incorporation of Certain Information by
                    Reference.........................................      Documents Incorporated by Reference

           13.      Disclosure of Commission Position on
                    Indemnification for Securities Act Liabilities....      Disclosure of Commission Position on Indemnification for
                                                                            Securities Act Liabilities


------------------
* Not Applicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 1998
                              SUBJECT TO COMPLETION

PROSPECTUS

                         PARAVANT COMPUTER SYSTEMS, INC.

                         480,000 SHARES OF COMMON STOCK

                                   -----------

                  This Prospectus relates to the offer and sale of up to 480,000 shares (the "Shares") of common stock, par value $.015 per share ("Common Stock"), of Paravant Computer Systems, Inc. (the "Company," "Paravant" or "PCS"), which Shares will be offered for the account of certain securityholders of the Company, none of whom are affiliates of the Company (the "Selling Securityholders"). The Shares will be acquired by the Selling Securityholders upon the exercise of warrants (the "Bridge Warrants") which were originally sold to the Selling Securityholders in connection with the Company's August 1995 bridge financing (the "1995 Bridge Financing").

                  Each of the Bridge Warrants entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00 per share at any time until June 3, 2001. After the expiration of such exercise period, the Bridge Warrants will be void and of no value. The Bridge Warrants are subject to earlier redemption as follows: if the average of the closing bid prices of the Common Stock (if the Common Stock is then traded on a national securities exchange or the Nasdaq National Market or the Nasdaq SmallCap Market) exceeds $2.00 for any consecutive 20 trading days, then upon at least 30 days' prior written notice, given within 60 days of the period, the Company will be able to call all (but not less than all) of the Bridge Warrants for redemption at a price of $.0167 per Bridge Warrant. In addition, the Bridge Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of certain events.

                  It is anticipated that the Shares will be offered and sold by the Selling Securityholders, or by pledgees, donees, transferees or other successors-in-interest thereof, from time to time in transactions (which may include block transactions) on the Nasdaq National Market ("Nasdaq"), in the over-the-counter market or otherwise, in private sales or in negotiated transactions, through the writing of options, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. The Selling Securityholders or such other parties may effect such transactions by selling Common Stock to or through broker-dealers or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders and Plan of Distribution."

                  The Company will not receive any proceeds from the sale of the Shares offered by the Selling Securityholders hereby. The Company has agreed to pay all of the expenses of registration incurred in connection herewith; provided, however, that all selling and other expenses incurred by the Selling Securityholders will be borne by the Selling Securityholders.

                  The Common Stock is traded on Nasdaq under the symbol "PVAT". On September 23, 1998, the closing sale price of the Common Stock on Nasdaq was $1.1875.

                  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" (COMMENCING ON PAGE 7).

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------


              The date of this Prospectus is        , 1998

                              AVAILABLE INFORMATION

         Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, to which reference is hereby made for further information. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission.

         The Company is subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information which have been filed electronically with the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Commission are incorporated into this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997;

         (b) The Company's Quarterly Report on Form 10-QSB for the period ended December 31, 1997;

         (c) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1998;

         (d) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1998;

         (e) The description of the Company's Common Stock, par value $.015 per share, contained in the Company's Registration Statement on Form SB-2 (Registration No. 333-38279) filed with the Commission on October 20, 1997;

         (f) The Company's Proxy Statement and Notice of Meeting relating to the Special Meeting of Shareholders to be held on September 17, 1998, as filed with the Commission on August 11, 1998; and

         (g) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1997.

         All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the sale of all of the securities offered hereunder or the deregistration of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner of any of the Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus. Requests for such copies of any document should be directed to William R. Craven, Secretary, 1615A West Nasa Boulevard, Melbourne, Florida 32901, telephone number (407) 727-3672.

                               PROSPECTUS SUMMARY

         Unless otherwise indicated, the information set forth in this Prospectus gives effect to a three-for-one stock split of the Company's common stock, par value $.045 per share ("Old Common Stock"), which was effected on July 25, 1996 (the "Stock Split"). Pursuant to the Stock Split, each holder of record of Common Stock on July 22, 1996 received two additional shares of Old Common Stock for each share held on such date. In connection with the Stock Split, the Company amended its Articles of Incorporation to decrease the par value of its common stock from $.045 per share to $.015 per share, as a result of which each share of Old Common Stock was converted into a share of common stock, par value $.015 per share ("Common Stock"). In addition, in connection with the Stock Split, the Company elected to effect a three-for-one split (the "Public Warrant Split") of the Company's publicly traded redeemable warrants (the "Public Warrants"), which Public Warrants originally represented the right to purchase one share of Common Stock at an exercise price of $6.00 per share. As a result of the Public Warrant Split, effective July 25, 1996, each holder of a Public Warrant thereafter held, in lieu of one Public Warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, three Public Warrants, each to purchase one share of Common Stock at an exercise price of $2.00 per share. Likewise, in connection with the Stock Split, the Company elected to adjust the terms of the Bridge Warrants (the "Bridge Warrant Split"), each of which originally represented the right to purchase one share of Common Stock at an exercise price of $6.00 per share. As a result of the Bridge Warrant Split, effective July 25, 1996, each holder of a Bridge Warrant thereafter held, in lieu of one Bridge Warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, three Bridge Warrants, each to purchase one share of Common Stock at an exercise price of $2.00 per share. Unless otherwise indicated, the information set forth in this Prospectus gives effect to the Public Warrant Split and the Bridge Warrant Split.

                                   THE COMPANY

         Paravant Computer Systems, Inc. (the "Company", "Paravant" or "PCS") is a manufacturer of ruggedized, portable computers and communications interfaces utilized in outdoor and medical settings. Paravant also offers extensive customization services to modify its standard products to the specific needs of end users. The Company's laptop and hand-held systems are designed and built to function in adverse environments under harsh weather, climate and operational conditions. Because the Company's products are insulated from temperature extremes, flying debris, shock, vibration, moisture and humidity, they are able to achieve high-level performance and reliability in difficult circumstances. The Company's products are sold to U.S. and foreign military establishments, other government agencies and commercial enterprises. In addition, the Company has entered the medical market by selling to manufacturers of certain types of implantable medical devices a computer device known as a "programmer," which enables the implanted device to be externally reprogrammed.

         MILITARY AND OTHER COMMERCIAL MARKETS. The hand-held and laptop computers that the Company manufactures perform tasks and functions of an extensive nature. In military applications, PCS's computers operate weapon systems, provide radar displays, process incoming information, communicate with other systems, train personnel in system's utilization and diagnose and maintain equipment. In Raytheon's Hawk Anti-Aircraft Missile System, for example, PCS's computers display radar information indicating the location of potential targets, control the firing of missiles and serve as communicators of information and orders. In the government and commercial areas, the Company's products are used to collect, store, download and process data obtained in the field. They are specifically utilized in environmental studies, land mapping and surveys, oil exploration and medical testing.

         The Company believes that it has several competitive advantages over other companies selling similar products. Specifically, the Company believes that, because it emphasizes ruggedization of its products from the selection and design of components to assembly and encasement in sealed containers through the extensive testing at various phases, it has achieved high levels of capability, performance and reliability for its products. PCS also offers its customers engineering services that modify its standard products for specialized applications or provide complete integration of a variety of different interfaces required for a specific application. Moreover, PCS's ability to incorporate state-of-the-art communications interfaces into its products allows computers to talk to one another and provide end-users with solutions to important technical problems. Finally, the Company specializes in miniaturizing electronic equipment, and, consequently, is able to place more computing power or communications capability into smaller and lighter configurations. See "Risk Factors", generally and "Risk Factors -- Competition".

         Unlike PCS, PCS's competition typically does not design for ruggedization from start to finish but rather purchases off-the-shelf computers or electronics available in the commercial market and encases them in protective, air-breathing boxes. These companies also generally do not provide customization services, and furnish only limited communication capabilities for their products, if at all. Naturally, given the higher levels of performance, capability and reliability of PCS's computers, its products tend to be substantially more expensive than those similar items offered by its competitors. However, the Company generally does not manufacture the components for its products. See "Risk Factors -- Competition."

         For the fiscal year ended September 30, 1997 and the nine months ended June 30, 1998, approximately 95% and 97%, respectively, of PCS's total sales were made, directly or indirectly, to the military market in the United States and abroad. The remaining 5% and 3%, respectively, of its sales for such periods were made to the government and commercial markets. Approximately 1% and 3%, respectively, of its total sales for the same period were made by it directly to foreign customers while additional sales of its products were made abroad by its U.S. customers.

         In the military market, the Company's customers include the Armed Forces of the U.S. government, foreign governments and major aerospace companies and prime military contractors, such as Raytheon Company, Lockheed Martin Corporation and Texas Instruments. In regard to the government marketplace, PCS has sold its products to the U.S. Environmental Protection Agency, the U.S. Forestry Service, state Departments of Transportation and other government agencies. In the commercial market, the Company's computers have been sold to public utilities, timber and logging companies, surveyors, civil engineering firms and railroads.

         While the general trend in defense spending is toward reductions of overall expenditures, current trends in U.S. military procurement and budgeting policies appear to be favorable to the Company. In its attempt to economize, the U.S. military tends to avoid expenditures on new large weapon systems and special-function computers wherever possible. In contrast, much of the Company's product emphasis is on upgrading and retro-fitting existing weapon systems in order to increase their overall capabilities. In its product offerings, PCS also stresses enhanced support for electronic warfare systems, diagnostics and maintenance of military equipment as well as battlefield communications and data processing. All of these areas are important to the U.S. military establishment in its procurement policies and strategic plans. Finally, PCS's miniaturization and customization capabilities, which make military electronic systems lighter and more compact, lend themselves to greater application to military needs in this age of rapid deployment of forces and equipment. Despite these factors, it is uncertain whether continued downward trends in military spending may have material adverse effects on the Company's future business. See "Risk Factors."

         THE MEDICAL MARKET. The Company has begun designing and developing computer devices known as "programmers" to be sold to manufacturers of certain types of implantable medical devices, including drug delivery devices, electroneurostimulators, defibrillators and ventricular assist devices. Increasingly, such implantable devices are capable of being reprogrammed externally by a programmer via a telemetry link, thereby enabling the physician to alter the drug delivery rate or dispensing of medication. The Company believes that many manufacturers of implantable devices would prefer to outsource the design and production of these programmers, since the skills and resources required to develop such programmers do not necessarily align with the core competencies of the manufacturer -- i.e., the implant. To date, the Company has secured development contracts with four manufacturers of implantable medical devices in the implantable categories of drug pumps, neurostimulators, defibrillators and ventricular assist devices. Although the Company believes that, based on the reputation and experience it has developed in the military market, it will be able to further penetrate the medical market by targeting medical device manufacturers who, like the Company's military customers, require expert electrical and mechanical engineering capabilities, strict documentation control, adherence to multiple specifications and configuration control management, there can be no assurance of such or that any programmers will be successfully developed by the Company or, if developed, will meet with broad market acceptance.

         The Company was incorporated under the laws of the State of Florida in June 1982. In June 1996, the Company consummated an initial public offering (the "IPO") of Common Stock and Public Warrants.

         The Company's principal executive offices are located at 1615A West Nasa Boulevard, Melbourne, Florida 32901 and its telephone number is (407) 727-3672.

                               RECENT DEVELOPMENTS

         NAME CHANGE. Consistent with the long range plans of the Board of Directors to further diversify the business activities of the Company in the defense, communications and related electronics industry, the Board recommended a change in the name of the Company from Paravant Computer Systems, Inc. to Paravant Inc. in order to present a corporate identity which is not limited solely to the Company's present core business. The proposal to change the name of the Company was approved at a special meeting of the Company's shareholders held on September 17, 1998 (the "Special Meeting of Shareholders"). The Company will effect the name change by filing a name change amendment to the Company's articles of incorporation. It is currently anticipated that such name change amendment will be filed within thirty days after the date of the Special Meeting of Shareholders.

         PROPOSED ACQUISITION. On March 31, 1998, the Company announced that it had entered into an agreement (the "Acquisition Agreement") to acquire Engineering Development Laboratories, Incorporated ("EDL") and Signal Technology Laboratories, Inc., EDL's majority-owned subsidiary ("STL" and, together with EDL, "EDL-STL"). These privately-held affiliated companies are engaged in the business of designing, developing and producing equipment to meet U.S. and foreign government requirements. On September 17, 1998, at the Special Meeting of Shareholders, the Acquisition Agreement was approved and adopted by the Company's shareholders. Pursuant to such agreement, which is subject certain conditions set forth therein, the Company will acquire all of the outstanding capital stock of EDL and substantially all of the business and assets of STL, in consideration for which stock and assets the Company will pay an aggregate consideration consisting of (i) approximately $8.7 million in cash, (ii) three-year, $4.8 million notes bearing interest at the rate of 8% and (iii) 3,950,000 shares of Common Stock (the "EDL-STL Acquisition"). In addition, in connection with the EDL-STL Acquisition, a contingent cash earn-out will be payable by the Company under specified circumstances over a period of up to five years based on EDL-STL's future profits and, if paid, will be recorded as additional compensation expense for the fiscal years ending September 30, 2000 to September 30, 2003. EDL, whose primary customers include the U.S. Air Force, U.S. Navy and U.S. Marines and allied military forces, specializes in designing, developing and producing avionics equipment used to modify the airborne platforms employed by Special Operations forces. STL, whose customers include several U.S. government agencies and government prime contractors, designs and produces digital signal processing hardware, digital switch matrices for signal routing purposes, and other products for signal enhancement and modification. It is currently anticipated that the EDL-STL Acquisition, which is subject to certain conditions set forth in the Acquisition Agreement, will be consummated on or about October 1, 1998; provided, however, that the parties to the EDL-STL Acquisition have agreed that, by mutual agreement, the closing date may be extended to a date not later than October 30, 1998 or, if necessary to comply with certain regulatory requirements, to a date not later than thirty-two days thereafter. Under the Acquisition Agreement, if the shareholders of EDL-STL or the Company do not perform their respective obligations to consummate the EDL-STL Acquisition, the non-performing party or parties would be obligated to pay the other party liquidated damages of $1,000,000 plus certain costs and expenses.

There can be no assurance that the EDL-STL Acquisition will be consummated or, if consummated, that it will be consummated as currently scheduled on October 1, 1998.

         The Company intends to finance the cash portion of the consideration to be paid by the Company in connection with the EDL-STL Acquisition. The Company has received a conditional commitment from National City Bank, Dayton, Ohio for floating rate financing in an amount up to $14,000,000 (the "EDL-STL Acquisition Financing") under a revolving line of credit with a maturity date of December 31, 2001, convertible thereafter to five year term debt. Pursuant to the conditional commitment, the rate of interest would be determined at a rate equal to the Bank's prime rate, the federal funds rate or the LIBOR rate plus a margin which ranges from 1.5% to 2% based on the debt to tangible net worth ratio at the beginning of the applicable LIBOR rate contract period. The Company may elect among the rates based upon conditions on the dates upon which funds are drawn. The EDL-STL Acquisition Financing would be secured by a first security interest in accounts, contract rights, inventory, equipment and other security reasonably requested by the lender. It is anticipated that the loan agreement applicable to the EDL-STL Acquisition Financing will include various loan covenants and restrictions of a customary nature. Such covenants and restrictions, while the EDL-STL Acquisition Financing is outstanding, under certain circumstances, may limit the ability of the Company to pay cash dividends, undertake additional acquisitions, make certain changes in the Company's management, or otherwise limit obligations undertaken by, or operations of, the Company. The Company anticipates obtaining the line of credit immediately preceding the closing of the EDL-STL Acquisition. The ability of the Company to close the EDL-STL Acquisition is dependent upon the Company's obtaining the EDL-STL Acquisition Financing or other financing in a comparable amount from another source. Under the terms of the acquisition agreement relating to the EDL-STL Acquisition, the availability of the EDL-STL Acquisition Financing is not a condition to the Company's obligation to close the transaction.

         In the event the EDL-STL Acquisition is consummated, the Company's operations will become subject to certain additional risk factors related thereto, which risk factors are described herein under "Risk Factors -- Additional Risks Related to the Proposed EDL-STL Acquisition."

         A copy of the Acquisition Agreement has been included as an exhibit to this Registration Statement, and the foregoing summary of certain terms and provisions of the Acquisition Agreement is qualified in its entirety by reference to the full text of the Acquisition Agreement. In addition, a more detailed description of the EDL-STL Acquisition (including, without limitation, a description of the background of and reasons for the EDL-STL Acquisition as well as a description of the business of each of EDL and STL) is set forth in the Company's Proxy Statement relating to the Special Meeting of the Shareholders, which was filed with the Commission on August 11, 1998. Copies of such Proxy Statement may be obtained from the Commission in the manner described under the heading "Available Information."

         ISO-9001 CERTIFICATION. On March 27, 1998, the Company's manufacturing and assembly facilities and procedures were certified as being in compliance with the quality and assurance standards of ISO-9001, an international standard promulgated by the International Organization for Standardization, a worldwide federation of standards bodies from approximately 100 countries. These standards have been adopted by the European Economic Community as their preferred quality standards and, to some degree, by the U.S. Department of Defense and the U.S. Food and Drug Administration (the "FDA"). The Company believes that such certification will enable it to increase its marketing opportunities in the domestic and international military markets for ruggedized computers as well as in the medical market for the Company's "programmers," although there can be no assurance of such.

                                  THE OFFERING

Securities Offered...................................  The Shares to be sold pursuant to this Prospectus by the
                                                       Selling Securityholders include up to 480,000 shares of
                                                       Common Stock issuable upon the exercise of Bridge Warrants which were originally sold to the Selling Securityholders in the 1995 Bridge Financing.

Common Stock Outstanding
  Before the Offering................................  8,343,928 shares (1)
  After the Offering.................................  8,823,928 shares (2)

Use of Proceeds......................................  The Company will not receive any of the proceeds from the sale by the Selling Securityholders  of Shares to be issued to the Selling Securityholders upon exercise of the Bridge
                                                       Warrants held by them.  Management anticipates that the net proceeds, if any, received by the Company upon the exercise of any of the Bridge Warrants will be allocated to working capital and general corporate purposes; the Company may
                                                       also use a portion of such proceeds to repay any indebtedness which may be outstanding under the Company's secured line
                                                       of credit arrangement at the time such proceeds become
                                                       available to the Company.

Risk Factors.........................................  The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See
                                                       "Risk Factors."

Nasdaq symbol........................................  Common Stock -- "PVAT."

--------------

(1) Based on the number of shares outstanding as of September 23, 1998. Does not include (i) 1,269,050 shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's Incentive Stock Option Plan (the "Incentive Plan"); (ii) 1,652,357 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Incentive Plan; (iii) 43,500 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's Nonemployee Directors' Stock Option Plan (the "Directors' Plan"); (iv) 78,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Directors' Plan; (v) 22,143 shares of Common Stock reserved for issuance upon exercise of options granted under a non-qualified stock option plan previously maintained by the Company, which has been cancelled; (vi) 25,000 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to certain Special Non-Qualified Non-Plan Stock Option Agreements (the "Option Agreements"); (vii) 288,000 shares of Common Stock reserved for issuance upon exercise of certain warrants (the "Underwriter's Warrants") issued to the underwriter engaged by the Company in the IPO (the "Underwriter"); (viii) 47,982 shares of Common Stock reserved for issuance upon exercise of Public Warrants underlying the Underwriter's Warrants; (ix) 5,089,803 shares of Common Stock reserved for issuance upon exercise of currently outstanding Public Warrants; and (x) 480,000 shares of Common Stock issuable upon exercise of the Bridge Warrants. Also excludes an aggregate of 3,950,000 shares of Common Stock to be issued pursuant to the Acquisition Agreement in the event the EDL-STL Acquisition is consummated.

(2) Assumes the exercise of all 480,000 Bridge Warrants. Does not include any of the shares of Common Stock referred to in clauses (i) through
        (ix) of Note 1 above or any of the shares of Common Stock to be issued pursuant to the Acquisition Agreement in the event the EDL-STL Acquisition is consummated.

                                  RISK FACTORS

          An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should only be made by investors who can afford the loss of their entire investment. Prospective investors should give careful attention to these risk factors, as well as to the other information described elsewhere in this Prospectus, including the financial statements and notes thereto, in evaluating the Company, its business and management before making a decision to purchase the Common Stock. In addition to the risks discussed below, businesses, including the Company's, are often subject to risks not foreseen, anticipated or appreciated by its management.

          This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical information provided herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus, including but not limited to the budgetary and appropriations policies of the Company's governmental customers, the competitive environment for the Company's products and services, the timing of new orders and the degree of market penetration of the Company's new products.

          Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Securities and Exchange Commission pursuant to the Exchange Act.

SUBSTANTIAL DEPENDENCE UPON MILITARY SALES

          The majority of PCS's sales have historically been to the United States military, foreign military or military suppliers. The Company's future success, if any, is highly dependent on the continued purchase by the military of its portable computers or equipment manufactured by others which contain its devices. For the fiscal years ending September 30, 1997 and 1996 and for the nine months ended June 30, 1998 and 1997, direct and indirect sales of the Company's products to the U.S. Department of Defense and foreign governments represented approximately 95%, 96%, 97% and 95%, respectively, of its sales. Attempts to reduce military expenditures have commenced worldwide for a multitude of reasons, including budget deficit reduction and a perceived easing of global tensions.

          For the past several years, the uncertain defense budget situation has caused delays in contract awards and reduced funding for various military programs. Management expects that these downward trends will continue through 1999. Notwithstanding the foregoing, most of PCS's product sales to the U.S. military have either been unaffected by such reductions in military spending or have benefitted from increases in such funding. Management believes that this has occurred because its products are often used for upgrades or retrofits of existing military devices, electronic warfare systems, portable diagnostic and maintenance equipment, lighter systems for rapid deployment and digitization of the battlefield. However, although to date the Company has generally not been adversely affected by delays in contract awards or reductions in spending, there can be no assurance that any future delays or reductions will not have a material adverse effect on the Company's business.

          Recent announcements from the U.S. Congress and Defense Department indicate that overall defense spending may stabilize or increase modestly; however, it is extremely difficult to predict the amount or pattern of such spending. Management believes that in the foreseeable future military spending on new weapon systems will continue to be restricted to research and development of military hardware already under development and to limited production of such systems. During this period, the Company anticipates that the U.S. military will still emphasize the upgrading, repair and extended use of older systems.

          One example of the U.S. military's deferring expenditures on new weapon systems involves its handling of the F-16 and F-22 fighter planes. Instead of replacing F-16's with the newer F-22's, the military has, in its economizing efforts, sought to continue the F-16's in service for longer periods. As a consequence, PCS's sales of its portable computers to Lockheed Martin Corporation as part of that company's upgraded electronic maintenance systems for F-16's actually increased in 1997 and 1998. Should the U.S. military alter this policy and seek full-scale production of the F-22 planes, sales of the Company's computers for such maintenance systems will, in all likelihood, decrease.

          In an effort to reduce expenses, the U.S. military has increased its efforts to purchase commercial off-the-shelf computers for all applications, including certain of the applications served by the Company's ruggedized computers. Although management believes that the U.S. military will continue to have a need for the Company's customized and ruggedized computer products, there can be no assurance of such. Rather, the U.S. military may elect to purchase off-the-shelf products exclusively or substantially reduce its purchases of ruggedized computers. Any such elimination or substantial reduction of purchases by the U.S. military of the Company's ruggedized computers would have a material adverse effect on the Company's primary market and would therefore have a significant adverse effect on the Company's business and prospects.

COMPLIANCE WITH REGULATORY OPERATIONAL STANDARDS

          The Company's manufacturing and assembly facilities and procedures have been certified as being in compliance with the quality and assurance standards of ISO-9001, an international standard promulgated by the International Organization for Standardization, a worldwide federation of standards bodies from approximately 100 countries. These standards have been adopted by the European Economic Community as their preferred quality standard and, to some degree, by the U.S. Department of Defense and the FDA. The Company has also obtained approval from the FDA to function as a contract manufacturer for manufacturers of certain medical products. The Company believes that its ISO-9001 certification will enable the Company to increase its marketing opportunities in the domestic and international military markets for ruggedized computers as well as in the medical market for the Company's "programmers," although there can be no assurance of such. Any failure by the Company to maintain its compliance with such standards could prevent its expansion in such markets and could have a material adverse effect on its direct and indirect sales to the U.S. military as well as to certain foreign customers. Likewise, any failure by the Company to maintain its FDA approval could materially and adversely affect its sales in the medical market and its ability to expand into such market.

GOVERNMENT REGULATION AND CONTRACTS

          Commercial enterprises engaged primarily in supplying equipment and services, directly or indirectly, to the United States government are subject to special risks such as dependence on government appropriations, termination without cause, contract renegotiation and competition for the available Department of Defense ("DoD") business. PCS has no material DoD contracts, however, that are subject to renegotiation in the foreseeable future and is not aware of any proceeding to terminate material DoD contracts in which it may be indirectly involved. In addition, many of the Company's contracts provide for the right to audit its cost records and are subject to regulations providing for price reductions if inaccurate cost information was submitted by PCS. See "Risk Factor -- Competition."

DEPENDENCE ON MAJOR CUSTOMERS

          The Company's business is substantially dependent on a relatively small number of customers and DoD programs. In the fiscal years ended September 30, 1997 and 1996 and the nine months ended June 30, 1998, Raytheon Company's Missile Systems Division (46%, 49% and 49%, respectively) and Lockheed Martin Corporation (36%, 21% and 28%, respectively) accounted for an aggregate of 82%, 70% and 77%, respectively, of PCS's total sales. The loss of Raytheon or Lockheed Martin as a customer could have a material adverse effect on PCS's results of operations or financial condition. In recent years, there have been a number of consolidations of various prime contractors serving the defense industry. To date, the Company has not been adversely affected by any such consolidations and the Company does not anticipate that consolidations of contractors will negatively impact the Company, although there can be no assurance of such.

          As of June 30, 1998, the Company's backlog was $9,367,564, consisting of firm fixed price purchase orders, 77% of which was represented by large orders from two customers: Medtronic, Inc. (61%), Raytheon Company (16%). The remaining 23% of such backlog represented orders from approximately 9 other customers. The Company currently expects to manufacture and deliver $7,913,503 of the products in backlog within the next 12 months, and to complete the remaining $1,454,061 of products in backlog over the next 24 months. Although all of the purchase orders included in the Company's backlog are expected to generate profits within the Company's historical levels, there can be no assurance of such. In addition, although the Company believes that the completion of the orders constituting its backlog, and any new orders which may be accepted by the Company in the future, should not result in additional liquidity pressures that cannot be addressed in a manner consistent with the Company's past practices, there can be no assurance that such completion of the Company's backlog will not have a material adverse effect on the Company's liquidity or financial condition. Likewise, the loss or diminution of orders from any large customer or group of customers could have a substantial adverse effect on the Company's business and prospects.

TECHNOLOGICAL OBSOLESCENCE OR FAILURE AND UNCERTAIN MARKET ACCEPTABILITY

          The markets served by the Company are characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. PCS's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend in large measure on its ability to enhance its current products and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. Nevertheless, while the Company is under pressure to introduce new products which embody recent technology, the Company is under less pressure than computer companies serving either commercial markets or commercial applications within the military. The Company's military customers buy the Company's products for use in rugged tactical applications and place a high premium on low risk in terms of performance and complete configuration control (i.e., once a specific product configuration is selected, military customers often do not want the product to change in order to ensure absolute software compatibility as well as to ensure that spare parts and trained personnel will be able to consistently and reliably support the products in the field for years). Typically, the Company will trail the commercial market in terms of technology and the Company's experience to date is that this is usually acceptable to the risk-averse engineering community which the Company serves, since the customer is afforded the opportunity to purchase "proven" technology. Many older customers continue to buy the old product configurations and even new customers sometimes adopt the older design products. However, most new customers start buying the Company's most recently introduced products but will then want to buy the identical product configuration over an extended period of time. Likewise, in the medical market, the Company believes that, while it may be under pressure to introduce new products which incorporate recent technology, the Company's medical customers will seek to purchase "proven" technology and will not wish to experience changes in the products selected. Accordingly, while the Company is under continuing pressure to design new products, it is not under the same degree of intense pressure as companies in the commercial market to offer the latest technologies well ahead of its competitors. There can be no assurance, however, that in the future the Company's failure to anticipate or respond adequately to technological developments and changing customer requirements, the occurrence of significant delays in new product development or introduction or the technological failures of its products or the systems in which they are incorporated would not result in a material loss of anticipated future revenues and seriously impair PCS's competitiveness.

          In addition, PCS may misgauge market needs and introduce products that fail to gain the necessary market acceptance due to a variety of factors, including pricing. Hence, it is also uncertain whether new products or enhancements of existing products can be successfully marketed and sold by the Company.

RISKS OF FOREIGN SALES

          For the fiscal years ended September 30, 1997 and 1996 and the nine months ended June 30, 1998 and 1997, the Company derived approximately 1%, 18%, 3% and 1% of its total sales, respectively, from foreign markets. Although foreign sales do not currently represent a significant portion of the Company's revenue, such sales may represent a greater portion of the Company's future revenues, although there can be no assurance of such. In addition, foreign sales of Paravant products by both Raytheon and Lockheed Martin represent an important percentage of their past and present sales opportunities. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, currency valuation variations, exchange control problems, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To date, the Company's foreign sales have been transacted in U.S. dollars and payments have generally been supported by letters of credit. To the extent, however, that any future foreign sales are transacted in a foreign currency or not supported by letters of credit, PCS would also be subject to possible losses due to foreign currency fluctuations and difficulties associated with collection of accounts receivable abroad.

SEASONALITY, COST OVERRUNS AND LONG SALES CYCLE

          Because so much of its sales are related to the U.S. military and government procurement, the Company's business is greatly influenced by the timing of such purchases. Many U.S. military and government purchasing decisions tend to be effectuated in the last portion of the Federal government's fiscal year. As a consequence, a gradual increase of the Company's sales develops during its first three quarters, but most sales actually occur in its fourth quarter ending September 30th each year to correspond with such government purchase decisions. This unevenness in sales generation and development can exert significant pressure on management's capabilities and the Company's resources. Although at times PCS has experienced strains on, and shortages of, working capital resulting from such seasonality, the impact of such seasonality has been significantly reduced in the fiscal years ending September 30, 1997 and 1998 as a result of the Company's increased backlog and revenues. However, there can be no assurance that the adverse impact on the Company's working capital and other resources resulting from the seasonality associated with U.S. military and government purchases will not recur in the future.

          For the most part, the Company enters into the equivalent of fixed price contracts with its customers for the sales of its computer products and engineering services. In the event that PCS has not properly estimated the costs in advance of such sales or undergoes unforeseen difficulties in developing or producing the products or services, its costs may exceed the prices previously agreed upon or may be so great as to narrow significantly its expected profit margins. Although the Company has not historically experienced cost overruns, such cost overruns may in the future have a material adverse impact on the Company's business and its profitability.

          On the military side of its business, the Company often experiences a lengthy sales cycle that, from beginning to end, may run for as many as five years in some cases. There are generally a number of crucial points in this cycle, including the identification of a product need in a military program, the retention of the prime contractor, retention of subcontractors for each element, assembly of elements for prototype systems, testing of such systems, funding for production runs of the systems and execution of the production contracts for the prime contractor and the sub-contractors. Not only does this cycle take a long time, but it is also susceptible to failure at each crucial point.

          In addition, the Company will also experience a lengthy sales cycle with respect to its medical-related computer products, primarily due to the length of time required to obtain approval of such products from the FDA. In developing programmers for implantable medical device manufacturers, the Company must first design each particular programmer based on the unique specifications of the particular manufacturer with respect to its implantable medical device. Once the programmer has been tested and approved by the manufacturer, the manufacturer must thereafter submit the complete implantable device, including the Company's programmer, for FDA approval, which can take from three to eighteen months. Any delays in obtaining FDA approval for any such devices, whether resulting from the portion of the device relating to the Company's programmer or from the portion of the device developed by the manufacturer of the implantable device, could have a material adverse effect on the Company's business and operations.

          Consequently, the Company can and does invest heavily in time, money and manpower to obtain subcontracts for military production runs on its products and will invest heavily in time, money and manpower to design and implement its medical computer products. In the final analysis, such investments may yield no business at all or may take so long to develop that PCS's resources are strained or other more profitable opportunities are missed.

COMPETITION

          The Company competes in the rugged portable computer business with a wide variety of computer manufacturers and repackagers, many of which are larger, better known and have more resources in finance, technology, manufacturing and marketing. PCS competes on the basis of customization capabilities, price, performance, delivery and quality. In many situations, the Company will not be the lowest-priced bidder.

          Because a large portion of PCS's business is military-related, the procurement procedure for militarized computers -- i.e., Indefinite Delivery, Indefinite Quantity ("IDIQ") contracts -- could have a material adverse impact on the Company's efforts to sell its computers to the U.S. military. IDIQ represents large bulk purchasing of commercial and militarized computers. With only a small portion of computers purchased being militarized, these large umbrella contracts offer the U.S. government the lowest prices, but usually each reaches hundreds of millions of dollars. As a result, only large companies can afford to bid on these contracts, and smaller companies, like PCS, can be easily locked out of the process unless they have formed strategic alliances with a larger successful company or unless other means to avoid the impact of IDIQ's are found. For the last five years, the Company has been able to sell its computers to the U.S. military notwithstanding the IDIQ requirements because such computers fall into product categories not currently covered by IDIQ requirements. However, there can be no assurance that such IDIQ requirements will not in the future have a material adverse effect on the Company's ability to sell its computers to the U.S. military.

          In the military and government markets, the Company will often be engaged, directly or indirectly, in the process of seeking competitive bid or negotiated contracts with government departments and agencies. These government contracts are subject to specific rules and regulations with which the Company may have difficulty complying. In most cases, the Company tends to be the high priced bidder for military bids since, among other reasons, the Company designs its computers on an overall basis to assure their ruggedness and use in the worst circumstances and, therefore, employs more expensive components than its competitors and makes extensive modifications and refinements of its computers to meet the specifications and special needs of its customers. As a result, the Company is occasionally one of only a few companies whose products meet the required specifications designated by such customers.

          In the medical market, the Company believes that many medical device manufacturers either design and produce their own medical support devices such as reprogrammers or hire a design consultant to design such devices and contract with a third party to manufacture the devices. Although the Company believes that it will compete based on its ability to offer a full design and production service to medical device manufacturers, there can be no assurance of such, or that the Company will be able to compete successfully with other computer manufacturers who provide similar design and production services to medical device manufacturers.

DEPENDENCE UPON KEY PERSONNEL AND ATTRACTION OF QUALIFIED PERSONNEL

          The Company is highly dependent on the services of Richard P. McNeight, its President and Chief Operating Officer. The Company has entered into an employment contract with him effective through December 31, 1999. The Company has also obtained "key-man" term insurance in the amount of $1,500,000 on his life. The loss of Mr. McNeight's services to the Company could materially and adversely affect its business and operations.

          In recent years, as PCS's business has improved and Mr. McNeight has assumed more day-to-day management responsibilities, Krishan K. Joshi, PCS's Chairman and Chief Executive Officer, has spent considerably more of his time managing the Company's acquisition opportunities. Management believes that Mr. Joshi's diminished role with respect to the day-to-day operations of the Company has not had, and will not have in the future, any adverse effects on the Company's operations or financial condition.

          Competition for qualified employees is intense, and the loss of any such person or the inability to locate, attract, retain and motivate qualified personnel required for the expansion of PCS's activities could materially and adversely affect its business and operations. There can be no assurance that PCS will be successful in this regard or, if successful, that the services of such personnel can be secured on terms deemed favorable to it.

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




RELIANCE ON SUB-CONTRACTORS AND SUPPLIERS

          The Company subcontracts the fabrication of its computer boards to a few third party manufacturers. It purchases the metal cases, hard disk drives, brackets, window panels and the keyboards for its portable computers from sole sources such as Distec, Xcel and HiTech. PCS also licenses its software from sole sources, including MicroSoft, Phoenix Technology, Magnavox and JFK Associates. Many of its other components are furnished by outside suppliers. Except for its software suppliers, it does not have written agreements with any of these subcontractors or suppliers. This reliance on a few subcontractors, sole sources and other suppliers can result, and has in the past resulted, in some delays in deliveries as well as quality control and production problems. In an attempt to minimize such problems, the Company has developed and keeps an inventory of parts that are generally more difficult to obtain. However, any interruption, suspension or termination of component deliveries from the Company's suppliers could have a material adverse effect on its business. Although management believes that in nearly every case alternative sources of supply can be located, inevitably a certain amount of time would be required to find substitutes. During any such interruption in supplies, the Company may have to curtail the production and sale of its computers for an indefinite period. Accordingly, any such interruption, suspension or termination of component deliveries could have a material adverse effect on the Company's business.

NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY; DEPENDENCE ON INTELLECTUAL PROPERTY

          The Company has no patent or copyright protection on its products. Its ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies. PCS intends to rely substantially on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to its technology. In addition, although management believes that the Company's technology does not infringe patents or other rights owned by others, there can be no assurance that third parties will not assert infringement claims against the Company in the future or be successful in asserting such claims, as a result of which the Company could be put in a position where it would be unable to license such technology at a reasonable cost.

POSSIBLE PRODUCT LIABILITY

          The risk that the Company's products may malfunction and cause a loss of or error in data, loss of man hours, damage to, or destruction of, equipment or delays is significant. Consequently, PCS, as a manufacturer of such computers, may be subject to claims if such malfunctions or breakdowns occur. The Company is not aware of any past or present claims against it. While PCS presently maintains product liability insurance of $1,000,000, it cannot be certain that such coverage will be adequate to satisfy future claims, if any.

          In connection with products developed by the Company for sale in the medical market, the Company requires that its contracts with its medical device customers include provisions requiring such customers to indemnify the Company or provide insurance for any claims brought against the Company as a result of any malfunctions in the programmable devices sold by such customers. There can be no assurance that any such indemnification or insurance will satisfy future claims, if any. In addition, there can be no assurance that the Company will be able to secure such provisions in future contracts with medical device manufacturers or any future medical industry customers.

POSSIBLE NEED FOR ADDITIONAL FINANCING

          The Company anticipates that the Company's existing working capital and anticipated cash flow from the Company's operations, together with the proceeds from the exercise of any Bridge Warrants or other outstanding options or warrants and the proceeds of the EDL-STL Acquisition Financing (or similar financing) to fund the cash portion of the EDL-STL Acquisition and the future operations of the acquired companies, will be sufficient to satisfy the Company's cash requirements for at least twelve months. In the event the Company's plans change (due to unanticipated expenses or difficulties or otherwise), or if the Company's existing working capital and projected cash flow otherwise prove insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated. Except for the Company's current bank loans and the EDL-STL Acquisition Financing, the Company has no current arrangements with respect to, or sources of, additional financing. Accordingly, there can be no assurance that additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. The Company's inability to obtain such additional financing could have a material adverse effect on the Company's long-term liquidity and on the proposed business expansion plans of the Company.

ADDITIONAL RISKS RELATED TO THE PROPOSED EDL-STL ACQUISITION

          As described elsewhere herein, the Company has entered into the Acquisition Agreement, pursuant to which, subject to certain conditions set forth in the Acquisition Agreement, the Company will purchase all of the outstanding capital stock of EDL, a privately-held company which specializes in designing, developing and producing avionics equipment used to modify the airborne platforms employed by Special Operations forces, and substantially all of the business and assets of STL, a privately-held company and majority-owned subsidiary of EDL which designs and produces digital signal processing hardware, digital switch matrices for signal routing purposes and other products for signal enhancement and modification. It is currently anticipated that the EDL-STL Acquisition will be

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



consummated on or about October 1, 1998; however, there can be no assurance that the EDL-STL Acquisition will be consummated or, if consummated, that it will be consummated as currently scheduled on October 1, 1998. In the event the EDL-STL Acquisition is consummated, the Company's future operations will become subject to certain additional risk factors related thereto, including the following: (i) the fact that, during recent periods, the revenue and earnings of EDL and STL were materially higher than those of earlier periods and that, in evaluating the results of operations for such recent periods in relation to those of prior periods and reasonable expectations for periods following the consummation of the EDL-STL Acquisition, management may not have adequately discounted its evaluation of recent periods, with the result that the EDL-STL Acquisition could be less favorable to the Company and its shareholders than anticipated by management; (ii) following the consummation of the EDL-STL Acquisition, the Company may not be able to obtain the required consent of third parties to transfer a major portion of the customers and business of STL to the Company;
(iii) the continuing successful operation of the businesses of EDL and STL following the consummation of the EDL-STL Acquisition will largely depend on the Company's retaining key management personnel of EDL and STL; (iv) the Company may experience difficulties in assimilating the acquired businesses into its business, and the process of combining the acquired businesses may cause an interruption of, or a loss of momentum in, the Company's business; (v) the issuance by the Company of 3,950,000 shares of Common Stock to the shareholders of EDL and STL in connection with the EDL-STL Acquisition will cause dilution in the ownership interest of the Company's existing shareholders, and the ownership of such shares of Common Stock by the shareholders of EDL and STL following the consummation of the EDL-STL Acquisition will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the Company's shareholders; and (vi) the EDL-STL Acquisition may have a dilutive effect on the future book value per share and earnings per share of the Company in the event the results achieved by the Company following the acquisition of EDL and STL are less favorable than the results which could have been achieved by the Company on a stand-alone basis.

RISKS ASSOCIATED WITH POSSIBLE FUTURE ACQUISITIONS

          In addition to its internal growth strategies, the Company intends to evaluate, on an ongoing basis, potential acquisitions of, or investments in, businesses or assets which the Company believes will complement or enhance its existing business and operations. While the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus the Company has no current agreements, commitments, understandings or arrangements with respect to any potential acquisition other than the EDL-STL Acquisition. There can be no assurance that the EDL-STL Acquisition or any future acquisitions by the Company will be successful or improve the Company's operating results. In addition, the Company's ability to complete acquisitions will depend on the availability of both suitable target businesses and acceptable financing. Any future acquisitions, including the EDL-STL Acquisition, may result in a potentially dilutive issuance of additional equity securities, the incurrence of additional debt or increased working capital requirements. Any such acquisition may also result in earnings dilution, the amortization of goodwill and other intangible assets or other charges to operations, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Such acquisitions could involve numerous risks, including, without limitation, difficulties in the assimilation of the operations, products, services and personnel of any acquired company and the diversion of management's attention from other business concerns. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any acquisition.

YEAR 2000 COMPLIANCE

          The Company has conducted a comprehensive review of its computer systems to identify any systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. The Company has determined the Year 2000 problem will not pose any operational problems for the Company's computer systems or result in any material expense for the Company, as all programs currently being used have already been modified or converted. However, the Company is still in the process of assessing the potential effect on the Company should a significant vendor, supplier or customer not be Year 2000 compliant in a timely manner.

MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale by the Selling Securityholders of Shares to be issued to the Selling Securityholders upon exercise of the Bridge Warrants held by them. Management anticipates that the net proceeds, if any, received by the Company upon the exercise of any of the Bridge Warrants will be allocated to working capital and general corporate purposes; the Company may also use a portion of such proceeds to repay any indebtedness which may be outstanding under the Company's secured line of credit arrangement at the time such proceeds become available to the Company. Although there can be no assurance as to the number of Bridge Warrants, if any, that will be exercised, the Company's management will have broad discretion with respect to the application of all or a substantial portion of the net proceeds from any such exercises of the Bridge Warrants.

CONCENTRATION OF OWNERSHIP

          As of the date of this Prospectus, Krishan K. Joshi, the Company's Chairman, Richard P. McNeight, the Company's President, and William R. Craven, the Company's Vice President of Marketing, beneficially own approximately 23.2%, 12.1% and 6.0%, respectively, of the outstanding shares of Common Stock of the Company (assuming no exercise of options or warrants held by persons other than Messrs. Joshi, McNeight and Craven). Although such stockholders do not hold, in the aggregate, a majority of the voting securities of the Company, their significant beneficial holdings enable them to exercise substantial influence over the Company.

NO DIVIDENDS

          The Company has not paid any dividends on its shares of Common Stock and intends to follow a policy of retaining any earnings to finance the development and growth of its business. Accordingly, it does not anticipate the payment of cash dividends in the foreseeable future. However, the payment of dividends, if any, rests within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, its capital requirements and its overall financial condition.

QUALIFICATION AND MAINTENANCE REQUIREMENTS FOR NASDAQ LISTING; MARKET VOLATILITY

          The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. In addition, the market prices of the securities of many publicly-traded companies in the computer and defense industries have in the past been, and can in the future be expected to be, especially volatile. Various factors and events, including future announcements of new product and service offerings by the Company or its competitors, and economic and other external factors, as well as fluctuations in the Company's financial results, could have a significant impact on the market prices of the Company's securities.

          The Common Stock and Public Warrants are quoted on the Nasdaq National Market. The Commission has approved rules imposing criteria for listing of securities on the Nasdaq National Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq National Market, a company, among other things, must have at least $4,000,000 in net tangible assets, $3,000,000 in market value of the public float and a minimum bid price of $5.00 per share. For continued listing, a company must have, among other things, either (i) $4,000,000 in net tangible assets, a public float of at least 750,000 shares with a market value of at least $5,000,000 and a minimum bid price of $1.00 per share or, alternatively,
(ii) a market capitalization of $50,000,000 or total assets and total revenues of $50,000,000 each, a public float of at least 1,100,000 shares with a market value of at least $15,000,000 and a minimum bid price of $5.00. If the Company is unable to satisfy the Nasdaq National Market's maintenance criteria in the future, its securities may be delisted from the Nasdaq National Market. In such event, the Company would seek to list its securities on the Nasdaq Small Capitalization Market. However, if it was unsuccessful, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board". As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

PENNY STOCK REGULATION

          In the event that the Company is unable to satisfy the maintenance requirements for the Nasdaq National Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, the Company would seek to list its securities on the Nasdaq Small Capitalization Market. If it was unsuccessful, trading would be conducted on the "pink sheets" or the NASD's "Electronic Bulletin Board". In the absence of the Common Stock being quoted on Nasdaq, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act, for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

          The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

          If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of the purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

POSSIBLE ISSUANCES OF PREFERRED STOCK

          Shares of Preferred Stock of the Company may be issued by the Board of Directors, without stockholder approval, on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. This result could prevent an increase in the market price of PCS's Common Stock or cause a decline in such price. PCS has no current plans to issue any shares of its Preferred Stock.

OUTSTANDING OPTIONS, PUBLIC WARRANTS, UNDERWRITER'S WARRANTS AND BRIDGE WARRANTS

          As of September 23, 1998, the Company had outstanding options to purchase an aggregate of 1,359,693 shares of Common Stock at exercise prices ranging from $0.243 to $6.00. The Company also had outstanding Public Warrants, Underwriter's Warrants and Bridge Warrants to purchase an aggregate of 5,089,803, 288,000 and 480,000 shares of Common Stock at exercise prices of $2.00, $2.00 and $2.00, respectively. Exercise of any of the foregoing options or warrants will have a dilutive effect on the Company's shareholders. Furthermore, the terms upon which the Company may be able to obtain additional equity financing may be adversely effected, since the holders of the options and warrants can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options and warrants.

VOLATILITY OF STOCK AND PUBLIC WARRANT PRICES

          The Company's Common Stock and Public Warrants have experienced substantial price fluctuations since the IPO in June 1996. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and Public Warrants. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

POSSIBLE CONTINGENT LIABILITY

          In connection with the 1995 Bridge Financing involving certain private investors which preceded the IPO, the Company may be deemed to have incurred a technical violation of Section 5 of the Securities Act. Accordingly, there may be a contingent liability associated with such matter. However, management believes that there was no such violation, and the possibility of such related liability is remote.

SHARES ELIGIBLE FOR FUTURE SALE

          Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of such shares. Upon the consummation of this offering, the Company will have 8,823,928 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants other than the Bridge Warrants), of which 5,459,637 shares will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,364,291 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 (including, without limitation, certain volume limitations and holding period requirements thereof) or pursuant to another exemption under the Securities Act.

                                 USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale by the Selling Securityholders of Shares to be issued to the Selling Securityholders upon exercise of Bridge Warrants held by them. Management anticipates that the net proceeds, if any, received by the Company upon the exercise of any of the Bridge Warrants will be allocated to working capital and general corporate purposes; the Company may also use a portion of such proceeds to repay any indebtedness which may be outstanding under the Company's secured line of credit arrangement at the time such proceeds become available to the Company.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

          The 480,000 Shares offered hereby will be offered and sold by the Selling Securityholders and will be acquired by the Selling Securityholders upon the exercise of Bridge Warrants currently held by them. The Bridge Warrants were issued to the Selling Securityholders in connection with the 1995 Bridge Financing, in which (i) the Company borrowed $400,000 from the Selling Securityholders pursuant to bridge notes (the "Bridge Notes") with an annual interest rate of 6% and (ii) sold to the Selling Securityholders the Bridge Warrants to purchase an aggregate of 480,000 shares of Common Stock. As of the date hereof, the Bridge Notes have been repaid in full.

          Each of the Bridge Warrants entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00 per share at any time until June 3, 2001. After the expiration of such exercise period, the Bridge Warrants will be void and of no value. The Bridge Warrants are subject to earlier redemption as follows: if the average of the closing bid prices of the Common Stock (if the Common Stock is then traded on a national securities exchange or the Nasdaq National Market or the Nasdaq SmallCap Market) exceeds $2.00 for any consecutive 20 trading days, then upon at least 30 days' prior written notice, given within 60 days of the period, the Company will be able to call all (but not less than all) of the Bridge Warrants for redemption at a price of $.0167 per Bridge Warrant. In addition, the Bridge Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of certain events.

          The number of shares of the Company's Common Stock owned beneficially by each of the Selling Securityholders as of the date of this Prospectus, the number of shares of the Company's Common Stock which may be offered by each of the Selling Securityholders pursuant to this Prospectus and the amount and percentage of shares to be owned by each of the Selling Securityholders assuming the sale of all such shares are as follows:




                                                                                                     SHARES TO BE OWNED AFTER SALE
                                                                                                    OF SHARES REGISTERED FOR RESALE
                                                                                                    -------------------------------
                                             SHARES
                                          BENEFICIALLY               SHARES BEING                                     PERCENT OF
NAME OF SELLING SECURITYHOLDER                OWNED             REGISTERED FOR RESALE                 AMOUNT         OUTSTANDING
------------------------------               ------             ---------------------                 ------         ------------
Mati Achidov                                 60,000                      60,000                         --                --
Israel Cohen                                 60,000                      60,000                         --                --
David Cymrot                                 90,000                      90,000                         --                --
Dental Art Training, Inc.                    60,000                      60,000                         --                --
Kweit, Mantell & Co.
   P.C. Profit Sharing Plan                  60,000                      60,000                         --                --
Gary A. Pawl                                 30,000                      30,000                         --                --
Steven B. Rosner
   Money Purchase Pension Plan               60,000                      60,000                         --                --
Ziegler, Ziegler & Altman                    60,000                      60,000                         --                --




          The shares of Common Stock offered hereby may be sold or otherwise disposed of from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors-in-interest thereof, should the Selling Securityholders or any such other parties determine to make such sales. The Company is unable to predict whether or when the Selling Securityholders or any such other parties will determine to proceed with sales of Common Stock, as such determination will be made by the Selling Securityholders or such other parties. The sale or other disposition of Common Stock by the Selling Securityholders, or by pledgees, donees, transferees or other successors-in-interest thereof, may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, the over-the-counter market or otherwise, in private sales or in negotiated transactions, through the writing of options on Common Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Securityholders or such other parties may effect such transactions by selling Common Stock to or through broker-dealers or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

          In connection with distributions of the shares of Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of Common Stock registered hereunder in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and deliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of Common Stock registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Securityholders may also pledge the shares of Common Stock registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

          The Selling Securityholders and any broker-dealers that act in connection with the sale of Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

          The Company has advised the Selling Securityholders that during such time as they may be engaged in a distribution of the shares of Common Stock included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

          The Company has agreed to pay all expenses of registration incurred in connection herewith; provided, however, that all selling and other expenses incurred by the Selling Securityholders will be borne by the Selling Securityholders.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          The Board of Directors of the Company has authorized the Company to provide a general indemnification to its officers, directors and employees regarding any claims or liabilities incurred in the course of their employment. In addition, the Florida Business Corporation Act (i.e., the corporation law of the Company's state of incorporation) provides that each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

          The financial statements of the Company as of and for the years ended September 30, 1997 and 1996 appearing in the Company's Annual Report on Form 10-KSB have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

          The validity of the Shares has been passed upon by Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, New York 10174.

================================================================================


          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                -----------------

                                TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Available Information............................................2
Documents Incorporated By Reference..............................2
Prospectus Summary...............................................3
Risk Factors.....................................................7
Use of Proceeds.................................................14
Selling Securityholders and Plan of Distribution................15
Indemnification for Securities Act Liabilities..................16
Experts.........................................................17
Legal Matters...................................................17

================================================================================


================================================================================

                               PARAVANT COMPUTER
                                 SYSTEMS, INC.


                         480,000 SHARES OF COMMON STOCK



                                   ---------
                                   PROSPECTUS
                                   ---------




                                     , 1998



================================================================================

                                     PART II

Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses to be incurred in connection with the offering are as follows:


                  SEC registration fee..............................................$   177.00
                  Legal fees and expenses...........................................$20,000.00
                  Printing expenses.................................................$ 2,000.00
                  Registrar and transfer agent fees and expenses....................$ 1,000.00
                  Accounting fees and expenses......................................$ 4,500.00
                  Miscellaneous fees and expenses...................................$ 6,323.00

                           Total....................................................$34,000.00
                                                                                    ==========



Item 15.  Indemnification of Directors and Officers

         The Registrant's Board of Directors has authorized it to provide a general indemnification to its officers, directors and employees regarding any claims or liabilities incurred in the course of their employment.

         The Florida Business Corporation Act ("FBCA") provides that each officer and director of the Company shall be indemnified by the Registrant against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

         Section # 607.0850 of the FBCA "Indemnification of officers, directors, employees and agents," provides:

                  (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause not to believe that his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating and the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

                  (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection
         (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

                  (4) Any indemnification under subsection (1) or subsection
         (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                           (a) By the board of directors by a majority vote of a
                  quorum consisting of directors who were not parties to such proceeding;

                           (b) If such a quorum is not obtainable, or even if
                  obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                           (c) By independent legal counsel;

                                    1.  Selected by the board of directors
                                        prescribed in paragraph (a) or the
                                        committee prescribed in paragraph (b);
                                        or

                                    2.  If a quorum of the directors cannot be
                                        obtainable for paragraph (a) and the
                                        committee cannot be designated under
                                        paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                           (d) By the shareholders by a majority vote of a
                  quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement or expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                           (a) A violation of the criminal law, unless the
                  director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                           (b) A transaction from which the director, officer,
                  employee, or agent derived an improper personal benefit;

                           (c) In the case of a director, a circumstance under
                  which the liability provisions of 'SS'607.0834 are applicable; or

                           (d) Willful misconduct or a conscious disregard for
                  the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                           (a) The director, officer, employee, or agent is
                  entitled to mandatory indemnification or advancement under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                           (b) The director, officer, employee, or agent is
                  entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                           (c) The director, officer, employee, or agent is
                  fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection
                  (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or a merger, so that any person who is or was a director, officer, employee or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section:

                           (a) The term "other enterprises" includes employee
                  benefit plans;

                           (b) The term "expenses" includes counsel fees,
                  including those for appeal;

                           (c) The term "liability" includes obligations to pay
                  a judgment, settlement, penalty, fine, (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                           (d) The term "proceeding" includes any threatened,
                  pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                           (e) The term "agent" includes a volunteer;

                           (f) The term "serving at the request of the
                  corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                           (g) The term "not opposed to the best interest of the
                  corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interest of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under the provisions of this section.

Item 16.  Exhibits

   Exhibit       Description
   -------       -----------
       2.1       Acquisition Agreement dated as of March 31, 1998 by and among the Registrant, Engineering Development Laboratories
                 Incorporated, Signal Technology Laboratories, Inc., James E.
                 Clifford, Edward W. Stefanko, C. David Lamberston, C. Hyland
                 Schooley, Peter Oberback and Leo S. Torresari (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on
                 Form 8-K dated March 31, 1998).

       4.1 Specimen Common Stock Certificate of Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registrant's Registration Statement on Form SB-2 (Registration
                 No. 33- 91426), as filed with the Securities and Exchange
                 Commission on May 16, 1996 ("Amendment No. 4")).

       4.2       Specimen Warrant of Registrant (incorporated by reference to
                 Exhibit 4.2 to Amendment No. 4).


       4.3       Warrant Agreement between Registrant, Duke & Co., Inc. and
                 Warrant Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1996).

       4.4       Form of Lock-Up Agreement (incorporated by reference to Exhibit
                 4.4 to Amendment No. 3 to the Registrant's Registration
                 Statement on Form SB-2 (Registration No. 33-91426), as filed with the Securities and Exchange Commission on March 20, 1996
                 ("Amendment No. 3")).

       4.5 Underwriter's Warrant issued to Duke & Co., Inc. (incorporated by reference to Exhibit 4.2 to the Registrant's Quarterly
                 Report on Form 10-QSB for the quarterly period ended June 30,
                 1996).

       5.1       Opinion of Tenzer Greenblatt LLP, filed herewith.

       10.1      Employment Agreement between the Registrant and Richard P.
                 McNeight (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form SB-2 (Registration
                 No. 33-91426), as filed with the Securities and Exchange
                 Commission on April 21, 1995 ("Registration Statement on Form
                 SB-2")).

       10.2      Employment Agreement between the Registrant and William R.
                 Craven (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form SB-2).

       10.3      Incentive Stock Option Plan and form of Stock Option Agreement
                 (incorporated by reference to Exhibit 10.3 to the Registration
                 Statement on Form SB-2).

       10.3A     Amendment No. 1 to the Incentive Stock Option Plan
                 (incorporated by reference to Exhibit 10.3A to Amendment No.
                 3).

       10.3B     Incentive Stock Option Plan, as amended March 12, 1998
                 (incorporated by reference to Exhibit 10.3B to the Registrant's
                 Quarterly Report on Form 10-QSB for the quarterly period ended
                 March 31, 1998).

       10.4      Original Office Lease and Amendment between the Registrant and
                 Atrium Professional Centre (incorporated by reference to
                 Exhibit 10.4 to the Registration Statement on Form SB-2).

       10.5      Form of Registrant's Manufacturer's Representative Agreement
                 (incorporated by reference to Exhibit 10.5 to the Registration
                 Statement on Form SB-2).

       10.6 Form of Registrant's Distributor's Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form
                 SB-2).

       10.7      Amended Licensing Agreement between the Registrant and
                 MicroSoft Corporation (incorporated by reference to Exhibit
                 10.7 to the Registration Statement on Form SB-2).

       10.8      Licensing Agreement between Registrant and Phoenix
                 Technologies, Ltd. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form SB-2).

       10.9      Joint Development Agreement between Registrant and MES, Inc.
                 (incorporated by reference to Exhibit 10.9 to the Registration
                 Statement on Form SB-2).

       10.10     Joint Marketing Agreement between Registrant and Texas
                 Instrument Corporation (incorporated by reference to Exhibit
                 10.10 to the Registration Statement on Form SB-2).

       10.11     Joint Marketing Agreement between Registrant and Raytheon
                 Company (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form SB-2).

       10.12     Licensing Agreement between Registrant and Grid Systems
                 Corporation (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form SB-2).

       10.13     Forms of (revised) Subscription Agreement and Subordinated
                 Convertible Promissory Note (incorporated by reference to
                 Exhibit 10.13 to Amendment No. 2 to the Registrant's
                 Registration Statement on Form SB-2 (Registration No.
                 33-91426), as filed with the Securities and Exchange Commission on October 4, 1995)).

       10.14 Nonemployee Directors' Stock Option Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 3).

       10.14A    Nonemployee Directors' Stock Option Plan, as amended March 12,
                 1998 (incorporated by reference to Exhibit 10.14A to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998).

       10.15     Employment Agreement between the Registrant and Kevin J.
                 Bartczak (incorporated by reference to Exhibit 10.15 to Amendment No. 3).

       10.16     Letter agreements between the Registrant and National City Bank
                 (incorporated by reference to Exhibit 10.16 to Amendment No. 3).

       10.17     Commercial demand note by Registrant in favor of National City
                 Bank (incorporated by reference to Exhibit 10.17 to Amendment
                 No. 3).

       10.18 Security Agreement (accounts receivable) by Registrant in favor of National City Bank (incorporated by reference to Exhibit
                 10.18 to Amendment No. 3).

       10.19     Security Agreement (equipment) by Registrant in favor of
                 National City Bank (incorporated by reference to Exhibit 10.19 to Amendment No. 3).

       10.20 Form of promissory note of Registrant issued in connection with stockholder loans make in April 1996 (incorporated by reference to Exhibit 10.20 to Amendment No. 4).

       10.20A Form of Common Stock Purchase Agreement for purchase of shares by selling security holders (incorporated by reference to Exhibit 10.20A to Amendment No. 5 to Registrant's Registration
                 Statement on Form SB-2 (Registration No. 33-91426), as filed with the Securities and Exhibit Commission on May 29, 1996
                 ("Amendment No. 5")).

       10.21     Option Agreements dated as of December 16, 1991 between UES
                 Florida, Inc. and each of Krishan K. Joshi, Richard P. McNeight and William R. Craven (incorporated by reference to Exhibit
                 10.21 to Amendment No. 4).

       10.22     Option Agreement dated as of November 23, 1994 with Richard P.
                 McNeight (incorporated by reference to Exhibit 10.22 to Amendment No. 4).

       10.23 Warrant Agent Agreement and Warrant relating to August 1995 bridge financing (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1996).

       10.24     Promissory Note dated February 19, 1993 by Richard P. McNeight
                 (incorporated by reference to Exhibit 10.24 to Amendment No. 5).

       10.25     Underwriting Agreement between Registrant and Duke & Co., Inc.
                 (incorporated by reference to Exhibit 1 to the Registrant's
                 Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 1996).

       10.26     Financial Advisory and Investment Banking Agreement
                 (incorporated by reference to Exhibit 10.2 to the Registrant's
                 Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 1996).

       10.28     Lease Agreement dated September 1, 1996 between Registrant and
                 California Microwave, Inc. and related agreement dated November
                 15, 1996 with Symetrics Industries, Inc. (incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1996).

       10.29 Commercial Note of Registrant dated November 20, 1996 in favor of National City Bank of Dayton (incorporated by reference to Exhibit 10.29 to the Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1996).

       10.30     Security Agreement (All Personal Property and Fixtures) dated
                 November 20, 1996 by Registrant in favor of National City Bank of Dayton (incorporated by reference to Exhibit 10.30 to the Registrant's Annual Report on Form 10-KSB for the year ended
                 September 30, 1996).

       10.31 1997 Special Option Agreements dated November 20, 1997 between the Registrant and James E. Clifford, Michael F. Maguire and
                 John P. Singleton (incorporated by reference to Exhibit 10.31 to the Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1997).

       10.32 Agreement Granting Special Stock Option between the Registrant and John P. Singleton dated as of June 18, 1998 (incorporated by reference to Exhibit 10.32 to the Registrant's Quarterly
                 Report on Form 10-QSB for the quarterly period ended June 30,
                 1998).

       10.33     Agreement Clarifying Prior Grant of Stock Options between the
                 Registrant and Michael F. Maguire dated as of June 18, 1998
                 (incorporated by reference to Exhibit 10.33 to the Registrant's
                 Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 1998).

       10.34     Promissory Note to Registrant from Richard P. McNeight dated
                 June 3, 1998 (incorporated by reference to Exhibit 10.34 to the
                 Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998).

       10.35     Promissory Note to Registrant from UES, Inc. dated July 2,
                 1998, which note is personally guaranteed by Krishan J. Joshi
                 (incorporated by reference to Exhibit 10.35 to the Registrant's
                 Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 1998).

       23.1 Consent of Tenzer Greenblatt LLP (included in its opinion filed as Exhibit 5.1).

       23.2      Consent of KPMG Peat Marwick LLP, filed herewith.

       24.1      Power of Attorney (see page II-9 of this Registration
                 Statement).

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Florida, on this 25th day of September, 1998.


                                        PARAVANT COMPUTER SYSTEMS, INC.

                                        By: /s/ Krishan K. Joshi
                                            ---------------------------------
                                            Krishan K. Joshi
                                            Chairman of the Board and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Richard P. McNeight, William R. Craven and Kevin J. Bartczak, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                    TITLE                                   DATE
 /s/Krishan K. Joshi                    Chairman, Chief Executive               September 25, 1998
----------------------------------      Officer and Director
 KRISHAN K. JOSHI                       (Principal Executive Officer)

 /s/Richard P. McNeight                 President and Director                  September 25, 1998
----------------------------------
 RICHARD P. McNEIGHT

 /s/William R. Craven                   Vice President, Director and            September 25, 1998
----------------------------------      Secretary
 WILLIAM R. CRAVEN

 /s/Kevin J. Bartczak                   Vice President and Chief Financial      September 25, 1998
----------------------------------      Officer and Treasurer (Principal
 KEVIN J. BARTCZAK                      Financial Officer and Principal
                                        Accounting Officer)

 /s/Michael Maguire                     Director                                September 25, 1998
-----------------------------------
 MICHAEL MAGUIRE

 /s/John P. Singleton                   Director                                September 25, 1998
------------------------------------
 JOHN P. SINGLETON

                          STATEMENT OF DIFFERENCES
                          ------------------------

  The section symbol shall be expressed as............................... 'SS'